UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. _1_)*


                             PARADIGM GENETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   69900R 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 JOHN J. GANNON
                          C/O POLARIS VENTURE PARTNERS
                         1000 WINTER STREET, SUITE 3350
                             WALTHAM, MA 02451-1215

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 7, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-1(A) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 2 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE PARTNERS, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for identification of General Partner
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                 [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
            NUMBER OF          7     SOLE VOTING POWER
             SHARES                  1,579,279(A)
          BENEFICIALLY         ----- -------------------------------------------------------------------------------
            OWNED BY           8     SHARED VOTING POWER
            REPORTING                0(A)
           PERSON WITH         ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     1,579,279 (A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     0(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,579,279 (A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.14%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 1,937,889 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 3 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE PARTNERS FOUNDERS' FUND, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for a list of General Partners
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                 [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    94,803 (A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  0(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     94,803 (A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     0(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         94,803 (A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.37%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 3,422,365shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 4 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE MANAGEMENT CO., L.L.C.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for list of Managing Members
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                 [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    0(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  1,674,082 (A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     0(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     1,674,082  (A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,674,082 (A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.51%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 1,843,086 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 5 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE PARTNERS III, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for identification of General Partner
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                 [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    1,636,930(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  0(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     1,636,930(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     0 (A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,636,930 (A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.36%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 1,880,238 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 6 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE PARTNERS ENTREPRENEURS' FUND III, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for identification of General Partner
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                 [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    42,503(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  0(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     42,503(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     0(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         42,503(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.17%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 2,001,665 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 7 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE PARTNERS FOUNDERS' FUND III, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for identification of General Partner
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    20,567(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  0(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     20,567(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     0(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         20,567(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                 [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.08%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 3,496,601 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 8 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         POLARIS VENTURE MANAGEMENT CO. III, L.L.C.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for a list of Managing Members
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
------------------------------ ----- -------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    0(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  1,700,000(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     0(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     1,700,000(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,700,000(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                  [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.61%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
-------- -----------------------------------------------------------------------------------------------------------

(A)      Excludes an aggregate of 1,986,172 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 9 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         STEPHEN D. ARNOLD.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         See Item 2 for a list of Managing Members
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO*
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
------------------------------ ----- -------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    42,872(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  3,374,082(A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     42,872(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     3,374,082(A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,416,954(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                  [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.28%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------------------------------------------

*        Personal Funds used to purchase 5,000 shares.

(A)      Excludes an aggregate of 100,214 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 10 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         JONATHAN A. FLINT
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO*
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    47,472(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  3,374,082 (A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     47,472(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     3,374,082 (A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,421,554(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                  [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.3%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------------------------------------------

*        Personal Funds used to purchase 4,600 shares.

(A)      Excludes an aggregate of 95,614 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 11 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TERRANCE G. MCGUIRE
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO*
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    47,728(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  3,374,082 (A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     47,728(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     3,374,082 (A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,421,810(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                  [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.3%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------------------------------------------

*        Personal Funds used to purchase 5,000 shares.

(A)      Excludes an aggregate of 95,358 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

--------------------------------------                                               -------------------------------
CUSIP NO.   69900R 10 6                                     13D                                  Page 12 of 27 Pages
--------------------------------------                                               -------------------------------
-------- -----------------------------------------------------------------------------------------------------------

-------- -----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         ALAN SPOON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------- -----------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a)
                                                                                                        (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO*
-------- -----------------------------------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or (e)                [___]

-------- -----------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
-------- -----------------------------------------------------------------------------------------------------------
          NUMBER OF            7     SOLE VOTING POWER
           SHARES                    5,014(A)
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
          OWNED BY             8     SHARED VOTING POWER
          REPORTING                  1,700,000 (A)
         PERSON WITH           ----- -------------------------------------------------------------------------------
                               9     SOLE DISPOSITIVE POWER
                                     5,014(A)
                               ----- -------------------------------------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                     1,700,000 (A)
------------------------------ ----- -------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,705,014(A)
-------- -----------------------------------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                  [X]

-------- -----------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.63%
-------- -----------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------------------------------------------

*        Personal Funds used to purchase 5,000 shares.

(A)      Excludes an aggregate of 1,812,154 shares owned beneficially by the other reporting persons indicated in this Schedule 13D, as to which this reporting person disclaims beneficial ownership.

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 13 of 27 Pages
------------------------------                             ---------------------

Item 1.  Security and Issuer.

         The title of the class of securities to which this Schedule 13D relates is Common Stock ("Common Stock") of Paradigm Genetics, Inc., a Delaware corporation (the "Issuer" or "Company"). The principal executive offices of the Issuer are located at 104 Alexander Drive, Research Triangle Park, NC 27709.

Item 2.  Identity and Background.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13D (together, the "Filing Persons") and, in addition, each of such person's managing partners or managing members, as the case may be, and, if applicable, the persons controlling such managing partners or managing members (such additional persons, together with the Filing Persons, the "Item 2 Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) principal business (if entity) or principal occupation and name, business and address of employer (if individual); (d) information concerning criminal convictions during the last five years; (e) information concerning civil or administrative proceedings under state or federal securities laws during the past five years with respect to any state or federal securities laws and (f) citizenship (if individual) or jurisdiction of organization (if entity).

I.

         (a) Polaris Venture Partners, L.P., a Delaware limited partnership ("PVP, L.P."). The General Partner of PVP, L.P. is Polaris Venture Management Co., L.L.C., a Delaware limited liability company ("PVM I"). The Managing Members of PVM I are Stephen
                  D. Arnold ("Arnold"), Terrance G. McGuire ("McGuire") and Jonathan A. Flint ("Flint").

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      PVP, L.P. is an investment fund.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

II.

         (a) Polaris Venture Partners Founders' Fund, L.P., a Delaware limited partnership ("Founders' I"). The General Partner of Founders' I is PVM I.

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      Founders' I is an investment fund.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 14 of 27 Pages
------------------------------                             ---------------------

         (f)      Delaware

III.

         (a) Polaris Venture Management Co., L.L.C., a Delaware limited liability company. The Managing Members of PVM I are Arnold, McGuire and Flint.

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      PVM I is an investment fund manager.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

IV.

         (a) Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III, L.P."). The General Partner of PVP III, L.P. is Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("PVM III") The Managing Members of PVM III are Arnold, McGuire, Flint and Alan Spoon ("Spoon").

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      PVP III, L.P. is an investment fund.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

V.

         (a) Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"). The General Partner of Founders' III is PVM III.

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      Founders' III is an investment fund.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 15 of 27 Pages
------------------------------                             ---------------------

VI.

         (a)      Polaris  Venture  Partners  Entrepreneurs'  Fund III,  L.P., a
                  Delaware  limited  partnership   ("Entrepreneurs'  III").  The
                  General Partner of Entrepreneurs' III is PVM III.

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      Entrepreneurs' III is an investment fund.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

VII.

         (a) Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company. The Managing Members of PVM III are Arnold, McGuire, Flint and Spoon.

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215.

         (c)      PVM III is an investment fund manager.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Delaware.

VIII.

         (a)      Stephen D. Arnold

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215

         (c)      Arnold is a Managing Member of PVM I and PVM III.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Citizen of the United States of America.

IX.

         (a)      Jonathan A. Flint

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215.

         (c)      Flint is a Managing Member of PVM I and PVM III.

         (d)      No criminal convictions (1).

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 16 of 27 Pages
------------------------------                             ---------------------

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Citizen of the United States of America.

X.

         (a)      Terrance G. McGuire

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215.

         (c)      McGuire is a Managing Member of PVM I and PVM III.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Citizen of the United States of America.

XI.

         (a)      Alan Spoon

         (b)      1000 Winter Street, Suite 3350, Waltham, MA, 02451-1215.

         (c)      Spoon is a Managing Member of PVM III.

         (d)      No criminal convictions (1).

         (e)      No adverse civil  judgments for violations of securities  laws
                  (1).

         (f)      Citizen of the United States of America.

___________

(1) During the last five years, no person listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any such person been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that resulted in such person becoming subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         All of the  securities  of the Issuer  disclosed  on the cover pages to this  Schedule 13D are held of record by the  entities  listed  below.  With the exception of Arnold,  Flint,  McGuire and Spoon, the source of funds used in the acquisition of such securities, in each case, was the general working capital of such entities. Such working capital was contributed by such entities' respective partners.  Arnold,  Flint,  McGuire and Spoon  purchased  shares using  personal funds.
                         Holder                          Aggregate Number     Aggregate Amount    Weighted Average
                                                           of Shares (1)          Paid (2)         Price Per Share
--------------------------------------------------------------------------- --------------------- ------------------
PVP, L.P.                                                     1,579,279        $ 2,301,850.00                $ 1.46
Founders' I                                                      94,803          $ 137,971.00                $ 1.46
PVP III, L.P.                                                 1,636,930        $ 8,184,650.00                $ 5.00
Founders' III                                                    20,567          $ 102,835.00                $ 5.00

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 17 of 27 Pages
------------------------------                             ---------------------

Entrepreneurs' III                                               42,503          $ 202,515.00                $ 5.00
Arnold                                                           42,872          $ 249,388.00                $ 5.82
Flint                                                            47,472          $ 272,588.00                $ 5.74
McGuire                                                          47,728          $ 273,660.00                $ 5.73
Spoon                                                             5,014           $ 35,098.00                $ 7.00
--------------------------------------------------------------------------- --------------------- ------------------
TOTALS                                                        3,517,168      $  11,760,555.00                $ 3.34
                                                         ================== ===================== ==================

___________
(1)      Includes  shares  issuable  upon the exercise of options.  Includes  both open market  purchases of Common
         Stock and Common Stock issued upon conversion of Preferred Stock of the Issuer.
(2)      Includes exercise price of options exercisable within 60 days of the date hereof.

Item 4.  Purpose of Transaction.

         The acquisitions of the shares of the Issuer's Common Stock that are the subject of this filing were made for the purpose of investment and not with a view to distribution of the shares or with a view toward acquiring control of the Issuer. The Item 2 Persons with the power to do so may sell, or cause to be sold, all or part of such shares or acquire, or cause to be acquired, additional securities of the Issuer depending on market conditions and other economic factors.

         Except as described above, no reporting person has any current plans or proposals that relate to or would result in:

                  (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

                  (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

                  (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

                  (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

                  (e) Any material change in the present capitalization or dividend policy of the Issuer;

                  (f) Any other material change in the Issuer's business or corporate structure;

                  (g) Change in the Issuer's character, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

                  (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

                  (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 18 of 27 Pages
------------------------------                             ---------------------

                  (j) Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.

                  (a) AND (b) Except to the extent otherwise expressly stated herein, this Schedule 13D shall not be construed as an admission that any Item 2 Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any Common Stock disclosed in this Schedule 13D. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this
Schedule 13D that are beneficially owned by each Item 2 Person are as follows:

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 19 of 27 Pages
------------------------------                             ---------------------

                                  Common Stock Beneficially Owned
                           ----------------------------------------------
      Item 2 Person          Shares Outstanding      Shares Subject to              %          Voting    Dispositive
                                                     Option or Warrant         of Class (1)     Power       Power
-------------------------- ----------------------- ----------------------      ------------- --------------------------
PVP, L.P.(2)                     1,579,279                      0                   6.13%       sole         sole
Founders' I(2)                      94,803                      0                   0.37%       sole         sole
PVM I                            1,674,082                      0                   6.51%      shared       shared
PVP III, L.P.(3)                  1,700,00                      0                   6.36%       sole         sole
Founders' III(3)                    20,567                      0                   0.08%       sole         sole
Entrepreneurs' III(3)               42,503                      0                   0.17%       sole         sole
PVM III                          1,700,000                      0                   6.61%      shared       shared
Arnold(4)                        3,416,954                      0                  13.28%     shared(5)   shared(5)
Flint(4)                         3,421,554                      0                  13.3%      shared(6)   shared(6)
McGuire(4)                       3,421,810                 50,000                  13.3%      shared(7)   shared(7)
Spoon (4)                        1,705,014                      0                   6.63%     shared(8)   shared(8)

_____________

(1)      All  percentages in this table are based,  pursuant to  Rule 13d-1(j)  of the  Securities  Exchange Act of
         1934, on the  25,724,605  shares of Common Stock of the Company to be  outstanding  as of October 31, 2000 as reported in the Company's report on Form 10Q filed November 3, 2000.

(2)      Each  noted  entity  (together,  the "PVP I Funds") is the  holder of record of the  securities  set forth opposite  the  name of such  entity  and has  sole  voting  and  investment  power  with  respect  to such securities.  PVM I, as sole  General  Partner of PVP,  L.P.  and  Founders'  I, may also be deemed to have sole voting and investment power with respect to such securities.

(3)      Each noted  entity  (together,  the "PVP III Funds") is the holder of record of the  securities  set forth opposite  the  name of such  entity  and has  sole  voting  and  investment  power  with  respect  to such securities.  PVM III, as sole General  Partner of PVP III,  L.P.,  Founders' III and  Entrepreneurs'  III,
         may also be deemed to have sole voting and investment power with respect to such securities.

(4)      Under the  operating  agreements of PVM I and PVM III, the Managing  Members share voting and  dispositive power over the Company's  securities.  As such, each noted  individual may be deemed to have shared voting and  dispositive  power  over the  securities  of the  Company  owned  by the PVP I Funds  and the PVP III
         Funds.  Each individual  disclaims  beneficial  ownership of such  securities  except to the extent of his respective pecuniary interests therein.

(5)      Sole as to 42,872 shares.

(6)      Sole as to 47,724 shares.

(7)      Sole as to 47,728 shares.

(8)      Sole as to 5,014 shares.

(c)      The following is a list of transactions  in the Issuer's  securities by the Item 2 Persons within the last
         60 days, all of which were effected on the dates set forth below:


                          Shares      Shares         Date of       Price
    Item 2 Person        Received   Distributed    Transaction   Per Share
----------------------- ----------- ------------- -------------- ----------

PVP, L.P.                              1,132,260  Feb. 5, 2001         N/A

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 20 of 27 Pages
------------------------------                             ---------------------

Founders' I                               67,740   Feb. 5, 2001        N/A
PVP III, L.P.                            767,956   Feb. 5, 2001        N/A
PVM I                                    236,188   Feb. 5, 2001        N/A
Arnold                      76,761                 Feb. 5, 2001        N/A
Flint                       76,761                 Feb. 5, 2001        N/A
McGuire                     76,761                 Feb. 5, 2001        N/A

----------------------- ----------- ------------- -------------- ----------
Total                      230,283     2,204,144

 (d)     Inapplicable.

 (e)     Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         There are no contracts, arrangements or understandings among any of the
Item 2 Persons made or entered into specifically with respect to holding, voting or disposing of the Common Stock of the Issuer.

         Under the terms of the respective Partnership Agreements of the PVP I Funds, PVM I possesses the power to manage the investment activities of the PVP I Funds, including the power to direct the voting and direct the disposition of the Common Stock of the Issuer. Under the terms of the respective Partnership Agreements of the PVP III Funds, PVM III possesses the power to manage the investment activities of the PVP III Funds, including the power to direct the voting and disposition of the Common Stock of the Issuer. Under the Operating Agreements of PVM I and PVM III, Arnold, Flint and McGuire (the Managing Members of each of such entities) possess the power to cause PVM I and PVM III to exercise such voting and dispositive power with respect to the securities of the Issuer held by the PVP I Funds and the PVP III Funds.

Item 7.  Material to be Filed as Exhibits.

         Exhibit A - Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 21 of 27 Pages
------------------------------                             ---------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 2, 2001
                                            POLARIS VENTURE PARTNERS, L.P.,
                                            a Delaware Limited Partnership



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory





                                            POLARIS VENTURE PARTNERS FOUNDERS'
                                            FUND, L.P., a Delaware
                                            Limited Partnership



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




                                            POLARIS VENTURE MANAGEMENT CO.,
                                            L.L.C., a Delaware Limited
                                            Liability Company



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory





                                            POLARIS VENTURE PARTNERS III, L.P.,
                                            a Delaware Limited Partnership



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory



------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 22 of 27 Pages
------------------------------                             ---------------------

                                            POLARIS VENTURE PARTNERS FOUNDERS'
                                            FUND III, L.P.,
                                            a Delaware Limited Partnership



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory






                                            POLARIS VENTURE PARTNERS
                                            ENTREPRENEURS' FUND III, L.P.,
                                            a Delaware Limited Partnership



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




                                            POLARIS VENTURE MANAGEMENT CO. III,
                                            L.L.C., a Delaware
                                            Limited Liability Company



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory






                                            STEPHEN D. ARNOLD


                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 23 of 27 Pages
------------------------------                             ---------------------


                                            JONATHAN A. FLINT



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




                                            TERRANCE G. MCGUIRE



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




                                            ALAN SPOON



                                            By: /s/ John J. Gannon
                                                -------------------------------
                                                   Authorized Signatory




------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 24 of 27 Pages
------------------------------                             ---------------------

                                    EXHIBIT A



       AGREEMENT TO FILE JOINTLY AND STATEMENT APPOINTING DESIGNATED FILER
                            AND AUTHORIZED SIGNATORY



         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Polaris Venture Management Co. III, L.L.C. or such other person or entity as is designated in writing by John J. Gannon (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons (including jointly pursuant to Rule 13d-1(k) under the Exchange Act), any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to the Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates John J. Gannon (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.



May 2, 2001                       POLARIS VENTURE MANAGEMENT CO. III, L.L.C.,
                                  a Delaware Limited Liability Company


                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 25 of 27 Pages
------------------------------                             ---------------------

May 2, 2001                       POLARIS VENTURE PARTNERS, L.P.,
                                  a Delaware Limited Partnership

                                  By: Polaris Venture Management Co., L.L.C., a Delaware Limited Liability Company Its General Partner


                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member


May 2, 2001                       POLARIS VENTURE PARTNERS FOUNDERS' FUND,
                                  L.P.,  a  Delaware   Limited
                                  Partnership

                                  By: Polaris Venture Management Co., L.L.C., a Delaware Limited Liability Company Its General Partner



                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member


May 2, 2001                       POLARIS VENTURE PARTNERS III, L.P.,
                                  a Delaware Limited Partnership

                                  By:   Polaris Venture Management Co. III,
                                        L.L.C., a Delaware Limited Liability
                                        Company
                                        Its General Partner


                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 26 of 27 Pages
------------------------------                             ---------------------


May 2, 2001                       POLARIS VENTURE PARTNERS FOUNDERS' FUND III,
                                  L.P.,  a  Delaware  Limited Partnership

                                  By:   Polaris Venture Management Co. III,
                                        L.L.C., a Delaware Limited Liability
                                        Company
                                        Its General Partner



                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member


May 2, 2001                       POLARIS VENTURE PARTNERS ENTREPRENEURS' FUND
                                  III, L.P., a Delaware Limited Partnership

                                  By:   Polaris Venture Management Co. III,
                                        L.L.C., a Delaware Limited Liability
                                        Company
                                        Its General Partner



                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member


May 2, 2001                       POLARIS VENTURE MANAGEMENT CO. III, L.L.C.,
                                  a Delaware  Limited  Liability Company



                                  By:    /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire, Managing Member





May 2, 2001                              /s/ Stephen D. Arnold
                                        ----------------------------------------
                                        Stephen D. Arnold

------------------------------                             ---------------------
CUSIP NO.   69900R 10 6               13D                    Page 27 of 27 Pages
------------------------------                             ---------------------

May 2, 2001                              /s/ Brian Chee
                                        ----------------------------------------
                                        Brian Chee



May 2, 2001                              /s/ George Conrades
                                        ----------------------------------------
                                        George Conrades



May 2, 2001                              /s/ Jonathan A. Flint
                                        ----------------------------------------
                                        Jonathan A. Flint




May 2, 2001                              /s/ John J. Gannon
                                        ----------------------------------------
                                        John J. Gannon



May 2, 2001                              /s/ Eileen A. McCarthy
                                        ----------------------------------------
                                        Eileen A. McCarthy




May 2, 2001                              /s/ Terrance G. McGuire
                                        ----------------------------------------
                                        Terrance G. McGuire




May 2, 2001                              /s/ Alan Spoon
                                        ----------------------------------------
                                        Alan Spoon